Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K/A of our report dated March 24, 2000 on the consolidated financial statements of PacificNet.com LLC and Subsidiary as of December 31, 1999 and for the period from inception (July 8, 1999) through December 31, 1999, which was included in Creative Master International, Inc.'s previously filed Definitive Proxy Statement Schedule 14A. It should be noted that we have not audited any financial statements of PacificNet.com LLC subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
October 6, 2000